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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM T-1

         STATEMENT OF ELIGIBILITY UNDER THE TRUST INDENTURE ACT OF 1939
         OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

         CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT
         TO SECTION 305(b)(2)

                                   ----------

                      DEUTSCHE BANK TRUST COMPANY AMERICAS
                        (FORMERLY BANKERS TRUST COMPANY)

               (Exact name of trustee as specified in its charter)

NEW YORK                                             13-4941247
(Jurisdiction of Incorporation or                    (I.R.S. Employer
organization if not a U.S. national bank)            Identification no.)

60 WALL STREET
NEW YORK, NEW YORK                                   10005
(Address of principal                                (Zip Code)
executive offices)

                      DEUTSCHE BANK TRUST COMPANY AMERICAS
                      ATTENTION: WILL CHRISTOPH
                      LEGAL DEPARTMENT
                      1301 6TH AVENUE, 8TH FLOOR
                      NEW YORK, NEW YORK  10019
                      (212) 469-0378

            (Name, address and telephone number of agent for service)

             ------------------------------------------------------

WEATHERFORD INTERNATIONAL LTD.                   WEATHERFORD INTERNATIONAL INC..
             (Exact name of Registrant as specified in its charter)

           BERMUDA                                     DELAWARE
(State or other jurisdiction of              (State or other jurisdiction of
incorporation or organization )              incorporation or organization )

         98-0371344                                    04-2515019
(IRS Employer Identification No.)            (IRS Employer Identification No.)

                                 BURT. M. MARTIN
                         WEATHERFORD INTERNATIONAL, INC.
                        515 POST OAK BOULEVARD, SUITE 600
                              HOUSTON, TEXAS 77027
                                 (713) 693-4000

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                             SENIOR DEBT SECURITIES
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ITEM 1. GENERAL INFORMATION.

            Furnish the following information as to the trustee.

            (a) Name and address of each examining or supervising authority to which it is subject.

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

            NAME                                         ADDRESS
            ----                                         -------
            Federal Reserve Bank (2nd District)          New York, NY
            Federal Deposit Insurance Corporation        Washington, D.C.
            New York State Banking Department            Albany, NY

            (b) Whether it is authorized to exercise corporate trust powers.
                Yes.

ITEM 2. AFFILIATIONS WITH OBLIGOR.

            If the obligor is an affiliate of the Trustee, describe each such affiliation.

            None.

ITEM 3.-15. NOT APPLICABLE

ITEM  16.   LIST OF EXHIBITS.

         EXHIBIT 1 -    Restated Organization Certificate of Bankers Trust
                        Company dated August 6, 1998, Certificate of Amendment
                        of the Organization Certificate of Bankers Trust Company
                        dated September 25, 1998, Certificate of Amendment of
                        the Organization Certificate of Bankers Trust Company
                        dated December 16, 1998, and Certificate of Amendment of
                        the Organization Certificate of Bankers Trust Company
                        dated February 22, 2002, copies attached.

         EXHIBIT 2 -    Certificate of Authority to commence business -
                        Incorporated herein by reference to Exhibit 2 filed with
                        Form T-1 Statement, Registration No. 33-21047.

         EXHIBIT 3 -    Authorization of the Trustee to exercise corporate trust
                        powers - Incorporated herein by reference to Exhibit 2
                        filed with Form T-1 Statement, Registration No.
                        33-21047.

         EXHIBIT 4 -    Existing By-Laws of Bankers Trust Company, as amended on
                        April 15, 2002. Copy attached.


                                      -2-
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         EXHIBIT 5 -    Not applicable.

         EXHIBIT 6 -    Consent of Bankers Trust Company required by Section
                        321(b) of the Act. - Incorporated herein by reference to
                        Exhibit 4 filed with Form T-1 Statement, Registration
                        No. 22-18864.

         EXHIBIT 7 -    The latest report of condition of Deutsche Bank Trust
                        Company Americas dated as of June 30, 2003. Copy
                        attached.

         EXHIBIT 8 -    Not Applicable.

         EXHIBIT 9 -    Not Applicable.


                                      -3-
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                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Deutsche Bank Trust Company Americas, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on this 1st day of October, 2003.

                                 DEUTSCHE BANK TRUST COMPANY AMERICAS


                                     By: /s/ Irina Golovashchuk
                                        ----------------------------------
                                             Irina Golovashchuk
                                             Associate

                                       -4-


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                               STATE OF NEW YORK,

                               BANKING DEPARTMENT

         I, MANUEL KURSKY, Deputy Superintendent of Banks of the State of New
York, DO HEREBY APPROVE the annexed Certificate entitled "CERTIFICATE OF
AMENDMENT OF THE ORGANIZATION CERTIFICATE OF BANKERS TRUST COMPANY UNDER SECTION
8005 OF THE BANKING LAW," dated September 16, 1998, providing for an increase in authorized capital stock from $3,001,666,670 consisting of 200,166,667 shares with a par value of $10 each designated as Common Stock and 1,000 shares with a par value of $1,000,000 each designated as Series Preferred Stock to $3,501,666,670 consisting of 200,166,667 shares with a par value of $10 each designated as Common Stock and 1,500 shares with a par value of $1,000,000 each designated as Series Preferred Stock.

WITNESS, my hand and official seal of the Banking Department at the City of New
York,
                           this 25TH day of SEPTEMBER in the Year of our Lord one thousand nine hundred and NINETY-EIGHT.

                                                    Manuel Kursky
                                           ------------------------------
                                           Deputy Superintendent of Banks



                                      -5-
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                                 EXHIBIT INDEX
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


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
EXHIBIT 1 -       Restated Organization Certificate of Bankers Trust Company
                  dated August 6, 1998, Certificate of Amendment of the
                  Organization Certificate of Bankers Trust Company dated
                  September 25, 1998, Certificate of Amendment of the
                  Organization Certificate of Bankers Trust Company dated
                  December 16, 1998, and Certificate of Amendment of the
                  Organization Certificate of Bankers Trust Company dated
                  February 22, 2002, copies attached.

EXHIBIT 2 -       Certificate of Authority to commence business - Incorporated herein by reference to Exhibit 2 filed with Form T-1
                  Statement, Registration No. 33-21047.

EXHIBIT 3 -       Authorization of the Trustee to exercise corporate trust
                  powers - Incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement, Registration No. 33-21047.

EXHIBIT 4 -       Existing By-Laws of Bankers Trust Company, as amended on April
                  15, 2002. Copy attached.
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


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
EXHIBIT 5 -       Not applicable.

EXHIBIT 6 -       Consent of Bankers Trust Company required by Section 321(b) of the Act. - Incorporated herein by reference to Exhibit 4 filed with Form T-1 Statement, Registration No. 22-18864.

EXHIBIT 7 -       The latest report of condition of Deutsche Bank Trust Company
                  Americas dated as of June 30, 2003. Copy attached.

EXHIBIT 8 -       Not Applicable.

EXHIBIT 9 -       Not Applicable.